Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2015

Strong Quarterly Results Highlight Market Share Gain and Financial Improvement

BEVERLY, Mass. — November 4, 2015—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the third quarter ended September 30, 2015. Recent highlights include:

•                  Revenues of $79.3 million, above the second quarter.

•                  System revenues of $47.0 million, a 13% increase over the second quarter.

•                  Operating profit of $7.7 million, a 7.2% increase over the second quarter.

•                  Improved gross margin to 36.8% from 34.6% in the second quarter.

•                  Increased cash and cash equivalents to $79.9 million from $78.1 million in the second quarter.

The Company reported third quarter revenue of $79.3 million, compared to $78.4 million for the second quarter of 2015. Operating profit for the quarter was $7.7 million, compared to $7.2 million for the second quarter. Net income for the quarter was $6.1 million, or $0.05 per share. This compares to net income for the second quarter of 2015 of $5.9 million, or $0.05 per share. Cash and cash equivalents were $79.9 million at September 30, 2015, compared to $78.1 million on June 30, 2015.

“Strong third quarter results demonstrate our progress in gaining market share and improving profitability,” said President and CEO Mary Puma. “The rapid adoption of the Purion platform across multiple customers has strengthened Axcelis, allowing us to address the upcoming industry slowdown from a much stronger position.  As a result, Axcelis will enter the next upturn with higher market share, a larger and growing customer base, new product capabilities and higher earnings potential.”

Business Outlook

For the fourth quarter ending December 31, 2015, Axcelis expects revenues to be $60-65 million. Gross margin in the fourth quarter is expected to be approximately 33-34%. Fourth quarter operating profit is forecasted to be approximately $1 million with breakeven earnings per share. Cash and cash equivalents at the end of the fourth quarter are expected to be approximately $80 million.

Third Quarter 2015 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss results for the third quarter 2015. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America).

Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 50434142. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 35 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Revenue:
Product	$73,795	$32,360	$214,073	$122,170
Services	5,522	6,171	16,964	18,351
Total revenue	79,317	38,531	231,037	140,521
Cost of Revenue:
Product	45,698	18,823	137,443	73,646
Services	4,440	4,564	13,861	15,507
Total cost of revenue	50,138	23,387	151,304	89,153

Gross profit	29,179	15,144	79,733	51,368

Operating expenses:
Research and development	8,581	7,950	24,679	26,052
Sales and marketing	6,322	4,891	17,808	15,404
General and administrative	6,584	5,380	18,916	18,356
Restructuring charges	—	2,288	18	2,648
Total operating expenses	21,487	20,509	61,421	62,460

Income (loss) from operations	7,692	(5,365)	18,312	(11,092)

Other (expense) income:
Interest income	7	2	16	6
Interest expense	(1,274)	(304)	(3,627)	(812)
Other, net	(167)	1,352	(551)	1,282
Total other (expense) income	(1,434)	1,050	(4,162)	476

Income (loss) before income taxes	6,258	(4,315)	14,150	(10,616)

Income tax provision	157	389	298	814

Net income (loss)	$6,101	$(4,704)	$13,852	$(11,430)

Net income (loss) per share
Basic	$0.05	$(0.04)	$0.12	$(0.10)
Diluted	$0.05	$(0.04)	$0.11	$(0.10)

Shares used in computing net income (loss) per share:
Basic weighted average common shares	114,799	111,701	113,918	111,191
Diluted weighted average common shares	121,862	111,701	120,620	111,191

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2015	2014

ASSETS
Cash and cash equivalents	$79,871	$30,753
Accounts receivable, net	38,674	42,794
Inventories, net	120,067	104,063
Prepaid expenses and other assets	24,141	18,755
Property, plant and equipment, net	29,985	30,464
Restricted cash	61	825
Total assets	$292,799	$227,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$24,350	$21,605
Accrued compensation	8,262	4,232
Warranty	3,803	1,526
Income taxes	262	196
Deferred revenue	10,136	7,231
Debt	—	14,530
Sale leaseback obligation	47,586	—
Other liabilities	10,284	9,982
Total liabilities	104,683	59,302

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 30,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 300,000 shares authorized; 115,721 shares issued and 115,601 shares outstanding at September 30, 2015; 112,849 shares issued and 112,729 shares outstanding at December 31, 2014	116	113
Additional paid-in capital	527,274	519,068
Treasury stock, at cost, 120 shares at September 30, 2015 and December 31, 2014	(1,218)	(1,218)
Accumulated deficit	(337,035)	(350,887)
Accumulated other comprehensive (loss) income	(1,021)	1,276
Total stockholders’ equity	188,116	168,352
Total liabilities and stockholders’ equity	$292,799	$227,654